                                                                    EXHIBIT 12.1

Jarden Corporation
Computation of Ratio of Earnings to Fixed Charges
(in millions)


                             ---------------------------------------------------------------------------------------------
                                                                                                    FOR THE THREE MONTHS
                                                FOR THE YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                             ---------------------------------------------------------------------------------------------
                               ACTUAL      ACTUAL     ACTUAL      ACTUAL      ACTUAL    PRO FORMA    ACTUAL    PRO FORMA
                                1997        1998       1999        2000        2001        2001       2002        2002
                             ----------- ---------- ----------- ----------- ----------- ---------- ----------- -----------
Earnings:
Net income (loss)              $  14.8     $  15.7    $  29.2     $   4.9     $ (85.4)    $  20.3    $   7.2     $   8.6
Plus:
Income tax provision
(benefit)                         10.6        10.8       19.5         2.4       (40.4)       10.9       (4.3)       (3.4)
Minority interest in gain
(loss) of consolidated
subsidiary                                                           (0.3)        0.2
Extraordinary loss from
early extinguishment of debt
(net of  income taxes)                                    1.0
Fixed charges                      2.7         2.3        9.6        13.3        13.4        22.4        1.5         4.8
                               -------     -------    -------     -------     -------     -------    -------     -------
Numerator-earnings available
for fixed charges              $  28.1     $  28.8    $  59.3     $  20.3     $(112.2)    $  53.6    $   4.4     $  10.0
                               =======     =======    =======     =======     =======     =======    =======     =======

Fixed charges:
Interest component of rental
expense                        $   0.4     $   0.5    $   1.2     $   1.4     $   1.6     $   2.4    $   0.3     $   0.3
Interest expense
                                   2.3         1.8        8.4        11.9        11.8        20.0        1.2         4.5
                               -------     -------    -------     -------     -------     -------    -------     -------
Denominator-fixed charges      $   2.7     $   2.3    $   9.6     $  13.3     $  13.4     $  22.4    $   1.5     $   4.8
                               =======     =======    =======     =======     =======     =======    =======     =======

                               -------     -------    -------     -------     -------     -------    -------     -------
Ratio of earnings to fixed
charges                           10.5        12.4        6.2         1.5           *        2.4        3.0         2.1
                               =======     =======    =======     =======     =======     =======    =======     =======


* For the actual year ended December 31, 2001, the calculated ratio of earnings to fixed charges is less than one-to-one and represents a deficiency of approximately $125.6 million.